Exhibit 16.1

July 27, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Hudson Acquisition I Corp. under Item 4.01 of its Form 8-K dated July 21, 2023. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Hudson Acquisition I Corp.contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp